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                                                                    EXHIBIT 10.6
                       [SKYSTREAM CORPORATION LETTERHEAD]


                                                       Monday, September 8, 1997
Susan Ketcham
735 Nevada Avenue
San Mateo, CA 94402
(650) 343-0489

Dear Susan:

I am pleased to offer you the position of Director of Finance, reporting to myself, Jim Olson, President and Chief Executive Officer at SkyStream Corporation. In this position, you will be responsible for all aspects of SkyStream's accounting and finance activities. You will also be responsible for all aspects of our Human Resources function. As Director of Finance you will receive a starting base salary of ninety thousand dollars ($90,000) per year. You will also receive an annual bonus based on meeting mutually agreed objectives. Your targeted bonus for meeting these objectives will be $20,000. Your salary shall be paid twice per month and is subject to withholding for federal, state and other applicable taxes.

Further, we will recommend to SkyStream's Board of Directors that you be granted incentive stock options to purchase, 55,000 shares of SkyStream common stock which will vest over a four year vesting schedule from the date of your employment. Vesting will be annual for the first year and monthly the following three years.

As an employee of SkyStream, you and your dependents will be entitled to SkyStream medical, dental, life/AD&D, and 401k benefits as made available to all SkyStream employees. Information on the details of our plans will be delivered to you separately.

When you report to work, you will be expected to execute our standard company agreement relative to patents, inventions and confidential information.

This is an offer for "at will" employment, and does not constitute an offer or guarantee of employment for any period of time. Your employment and compensation can be terminated at any time for any reason or for no reason, subject to the terms hereof and your rights to compensation hereunder. If in the first year of your employment, the company is acquired or sold, and, as a result of such acquisition you are involuntarily or constructively terminated without cause, you will nonetheless vest an aggregate of 25% of your stock options. This letter constitutes the full and entire understanding and agreement between the parties with respect to the subject of employment, and supersedes any prior discussions.

This offer is effective through September 12, 1997. It will expire if not accepted in writing by that date. I anticipate your start date to be October 1, 1997, or earlier. I look forward to your acceptance. Please sign and return one of these letters upon acceptance and retain the other for your records.

Susan, we are all very excited about you joining SkyStream. We believe that your background and accomplishments are ideal for what we need. I am confident that you are the right person to lead our finance function and become a valuable member of my executive team. The video networking and distribution market is poised to explode and we excitedly look forward to exploiting that opportunity with you at SkyStream.

Sincerely,



James D. Olson
Chief Executive Officer


ACCEPTED:   /s/ SUSAN KETCHAM                DATED:       9/8/97
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